UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 1, 2011

BRIGHAM EXPLORATION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-34224	75-2692967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6300 Bridgepoint Pkwy, Bldg. Two, Suite 500, Austin, Texas	78730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 427-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

As previously announced, on October 17, 2011, Brigham Exploration Company, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Statoil ASA, a public limited liability company organized under the laws of the Kingdom of Norway (“Parent”), and Fargo Acquisition Inc., a Delaware corporation (“Merger Sub”) and an indirect wholly owned subsidiary of Parent, pursuant to which Merger Sub commenced an offer (the “Offer”) on October 28, 2011 to acquire all of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Shares”), for $36.50 per Share, net to the stockholders in cash (the “Offer Price”), without interest thereon and less any applicable withholding taxes.

The initial offering period for the Offer expired at 12:00 midnight, New York City time, at the end of Wednesday, November 30, 2011 (the “Expiration Date”). According to the American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), as of the Expiration Date, approximately 96,913,613 million Shares had been validly tendered and not validly withdrawn pursuant to the Offer, which tendered Shares represent approximately 81.76% of the total outstanding Shares as of the Expiration Date. According to the Depositary, as of the Expiration Date, the Depositary had also received commitments to tender 7,115,922 additional Shares under the guaranteed delivery procedures for the Offer. On December 1, 2011, Merger Sub accepted for payment, and stated that it would promptly pay for, all Shares validly tendered and not validly withdrawn on or prior to the Expiration Date (the “Acceptance Time”).

Pursuant to the Merger Agreement, Merger Sub has elected to provide a subsequent offering period for all remaining untendered Shares, which commenced on December 1, 2011 and will expire at 12:00 midnight, New York City time, at the end of Wednesday, December 7, 2011. During the subsequent offering period, holders of Shares who did not previously tender their Shares into the Offer may do so and will receive the same purchase price as paid pursuant to the Offer of $36.50 per Share, net to the stockholders in cash, without interest, less any applicable withholding taxes. Shares properly tendered during the subsequent offering period will be accepted as they are tendered and paid for promptly as they are received.

Item 3.02.	Unregistered Sales of Equity Securities.

As previously announced in the Company’s Schedule 14D-9, which was filed by the Company with the Securities and Exchange Commission on October 28, 2011 and amended on November 1, 2011, November 4, 2011, November 7, 2011, November 10, 2011, November 15, 2011, November 16, 2011, November 22, 2011, November 23, 2011, November 30, 2011, December 1, 2011 and December 6, 2011, the Company’s Board of Directors (the “Board”) authorized on November 2, 2011 (a) a conditional partial redemption (the “2018 Note Redemption”) of the Company’s 8.750% Senior Notes due 2018, governed by an Indenture dated September 27, 2010, among the Company, the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee (the “2018 Notes”), and (b) a conditional redemption (the “2019 Note Redemption”) of the Company’s 6-7/8% Senior Notes due 2019, governed by an Indenture dated May 19, 2011, among the Company, the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee (the “2019 Notes”).

2018 Note Redemption

Pursuant to the 2018 Note Redemption, the Company agreed, subject to specified conditions, to redeem $105 million in principal amount of the 2018 Notes, out of a total outstanding principal amount of $300 million, at a redemption price equal to 108.750% of the principal. The 2018 Note Redemption was conditioned upon the consummation by the Company of an equity offering prior to the redemption in an amount sufficient to consummate the redemption, and such equity offering was conditioned upon (1) the occurrence of the Acceptance Time in connection with the Offer and (2) the approval of such equity offering by the Company’s Board after the Acceptance Time.

2019 Note Redemption

Pursuant to the 2019 Note Redemption, the Company agreed to, subject to specified conditions, redeem (a) $105 million in principal amount of the 2019 Notes (“Tranche A”), out of a total outstanding principal amount of $300 million, at a redemption price equal to 106.875% of principal, and (b) the remaining $195 million in principal amount of the 2019 Notes (“Tranche B”) at a redemption price equal to 110.0% of principal. The redemption of Tranche A was conditioned upon the consummation by the Company of an equity offering prior to the redemption in an amount sufficient to consummate the redemption, and such equity offering was conditioned upon (1) the occurrence of the Acceptance Time in connection with the Offer and (2) the approval of such equity offering by the Board after the Acceptance Time. The redemption of Tranche B is conditioned upon the consummation of the merger or Merger Sub with and into the Company pursuant to the Merger Agreement (the “Merger”).

On December 5, 2011, the Company’s Board approved an equity offering of 6,249,857 newly-issued shares of the Company’s common stock, par value $0.01 per share, to Merger Sub for an aggregate purchase price of $228,119,791.66, the proceeds of which were used to redeem the $105 million in principal amount of the 2018 Notes and Tranche A of the 2019 Notes.

The shares of common stock were issued in reliance on Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. Merger Sub represented to the Company that it is an “accredited investor” as defined in Regulation D.

The disclosure contained in the Introductory Note is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by the Company on October 21, 2011.

Item 5.01.	Changes in Control of Registrant.

As described in the Introductory Note above, at the Acceptance Time, Merger Sub accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer on or prior to the Expiration Date. As a result of the acceptance of such Shares, a change in control of the Company occurred. Parent has reported that the funds for the purchase of Shares by Merger Sub pursuant to the Offer came from Parent’s available cash.

As the final step of the acquisition process, upon the expiration of the subsequent offering period at 12:00 midnight, New York City time, at the end of Wednesday, December 7, 2011, if Parent and its Affiliates (as defined in the Merger Agreement) own at least 90% of the outstanding Shares of the Company, then Parent and Merger Sub expect to effect the Merger as promptly as practicable as a short-form merger under Delaware law, with the Company surviving. If, upon the expiration of the subsequent offering period at 12:00 midnight, New York City time, at the end of Wednesday, December 7, 2011, Parent and its Affiliates do not own at least 90% of the outstanding Shares, but own a sufficient number of Shares to exercise the Top-Up Option (as defined in the Merger Agreement) pursuant to the terms and conditions of the Merger Agreement, then Merger Sub expects to exercise the Top-Up Option as promptly as practicable and, as promptly as practicable thereafter, to effect a short-form merger under Delaware law to consummate the Merger.

At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares then owned by Parent, the Company or any of their respective direct or indirect wholly owned subsidiaries, and (ii) Shares that are held by any stockholders who properly demand appraisal in connection with the Merger) will cease to be issued and outstanding and will be converted into the right to receive an amount in cash equal to the Offer Price, without interest. Following the Merger, Shares will no longer be listed on the NASDAQ Global Select Market.

The Merger Agreement also provided Parent and Merger Sub with certain rights to designate Board members, which rights were exercised on December 5, 2011, as described in Item 5.02 below.

The disclosure contained in the Introductory Note and in Item 5.02 is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by the Company on October 21, 2011.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2011, pursuant to the terms of the Merger Agreement, upon the payment for Shares tendered into the Offer, Parent became entitled to designate a number of individuals, rounded up to the next whole number, to the Company’s Board that is equal to the percentage of the total outstanding Shares held by Parent, Merger Sub and their affiliates. Effective as of December 5, 2011, in accordance with the Merger Agreement and the Company’s charter documents, the Board increased the size of the Board from seven members to nine members and the following directors resigned from the Board: Ben M. “Bud” Brigham, David T. Brigham, Harold D. Carter and Hobart A. Smith. Following the effectiveness of the increase in the size of the Board and the resignations of such directors and in accordance with the terms of the Merger Agreement and the Company’s charter documents, the Board filled the vacancies created by such newly created directorships and resignations by appointing the following designees of Parent to serve as directors of the Company: Jason Nye, Heidi Wolden, Kathy Kanocz, Andrew Byron Winkle, Paul Owen and Irene Rummelhoff. Committee appointments for such newly appointed directed have not yet been determined.

The disclosure contained in the Introductory Note and in Item 5.01 is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by the Company on October 21, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHAM EXPLORATION COMPANY

Date: December 7, 2011	By:	/s/ KARI A. POTTS
Name: Kari A. Potts
Title: General Counsel and Secretary